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                                                                    EXHIBIT 99
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[ZOLTEK logo]
FOR IMMEDIATE RELEASE                               NASDAQ NMS SYMBOL:  "ZOLT"
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            ZOLTEK REPORTS LONG TERM CARBON FIBER SUPPLY AGREEMENT
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                                  WITH DEWIND
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         ST. LOUIS, MISSOURI -- JUNE 12, 2007 -- Zoltek Companies Inc. today announced that it has concluded a long-term strategic supply agreement with DeWind Incorporated and DeWind Ltd of Luebeck, Germany (a subsidiary of Composite Technology Corporation - CTC). The expected sales volume is over US $30 million for the first three years of the contract. Under the agreement Zoltek will be the exclusive supplier of carbon fiber and carbon fiber materials to DeWind for the production of rotor blades for its most advanced turbines.

         "The agreement with DeWind represents another strong vote of confidence by a leading-edge wind energy company in the expanded use of carbon fiber. DeWind has been particularly innovative in its design of a high carbon fiber content blade resulting in a very light and stiff rotor integrated with a novel generator concept," said Zsolt Rumy, Zoltek's Chairman and Chief Executive Officer.

         The D8 turbine (2.0 MW) from DeWind is established in Europe as one of the most reliable and productive turbines in the industry. The new D8.2 represents yet another novel advancement with the WinDrive Hydrodynamic Gearbox enabling the use of a Synchronous Generator.

         Since late 2005, DeWind has announced a series of agreements for the sale of turbines with customers around the world. In February 2006, DeWind announced an agreement with NorthWinds Advisors for the sale of up to 250 of its D8.2 turbines representing 500 megawatts of capacity. Subsequent reserve agreements in the US for up to 1,600 megawatts for delivery over the next five years along with an assembly plant in the US have been announced. Additionally, agreements in India for the purchase of 300 megawatts of D-6 and D-8 turbines to be manufactured in India have been concluded by DeWind as well as license agreements in China.

         "We are pleased to be partnered with Zoltek, which has given us critical support during the development and scale-up of our unique rotor blade used in our most advanced turbines," said Matthias Krebs, Commercial Director of DeWind Ltd. "What's more, we need a reliable source of carbon fiber to match our growth and expansion plans, and Zoltek is geared up to meet the needs of a fast-growing market."


                       FOR FURTHER INFORMATION CONTACT:
                     ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: successfully resolve pending litigation; re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.